Exhibit 99.1
Alpha Natural Resources, Inc.

Alpha Natural Resources Reaches Agreement with United States Attorney’s Office for the Southern District of West Virginia and the United States Department of Justice; Resolves Civil Proceedings with the Mine Safety and Health Administration

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Alpha Provides Update on Massey Integration and Safety Improvements

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BRISTOL, Va., Dec. 6, 2011—Alpha Natural Resources (NYSE:  ANR)  has entered into a Non-Prosecution Agreement with the United States Attorney’s Office for the Southern District of West Virginia (USAO SDWV) and the United States Department of Justice (DOJ). Alpha has also reached a comprehensive settlement with the Mine Safety and Health Administration (MSHA).

The Non-Prosecution Agreement and the settlement resolve a criminal investigation and regulatory civil proceedings against Massey Energy Company (Massey) and its affiliates relating to the tragic explosion at Upper Big Branch Mine (UBB) on April 5, 2010, as well as other health and safety and related issues at Massey. At the time of the explosion UBB was owned by Performance Coal Company, an affiliate of Massey Energy Company. The agreement does not resolve any individual responsibilities related to the UBB tragedy.

Alpha acquired Massey on June 1, 2011, over a year after the UBB explosion.  Since acquiring Massey, Alpha has cooperated fully with the USAO SDWV, the DOJ and MSHA, and has implemented extensive measures to improve health and safety at legacy Massey operations.

Under the terms of the Non-Prosecution Agreement, Alpha has agreed to invest in additional measures designed to improve miner health and safety, including funding a trust that will be established to fund mine health and safety research; resolving MSHA’s pending civil proceedings involving Massey before it was acquired by Alpha; and providing restitution to the families of the fallen miners and two individuals injured in the explosion.  More specifically, the Non-Prosecution Agreement reflects Alpha’s commitment:

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to invest $80 million over the next two years in added safety measures at legacy Massey mines and Alpha mines, including ongoing safety skills and compliance training, construction of a state-of–the-art safety training facility, and the development and installation of next-generation mine safety equipment;

•	to establish a $48 million trust to fund research and development projects designed to improve mine health and safety;

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to pay $46.5 million to families of the fallen miners and two individuals affected by the UBB  explosion, of which $16.5 million has already been paid as part of or will be paid as part of settlements and anticipated settlements, in accordance with the Non-Prosecution Agreement;

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to pay $34.8 million in connection with the resolution of outstanding citations, violations, and orders related to MSHA’s investigation arising from the UBB explosion and other non-UBB related matters involving legacy Massey entities prior to Alpha’s acquisition of Massey on June 1, 2011.

Kevin Crutchfield, CEO of Alpha Natural Resources, said: “From the outset, Alpha has cooperated fully with all regulatory and enforcement agencies and we believe the agreements we’ve reached represent the best path forward for everyone. We’re particularly pleased that a substantial portion of the settlement is going towards furthering miner safety, which has always been Alpha’s guiding principle. We’re mindful that the Justice Department investigation arose from a terrible tragedy which took the lives of 29 miners. Our thoughts will always be with the fallen miners and our sympathies with their families.”

Update on Massey Integration and Safety Improvements

Alpha Natural Resources acknowledges today’s release of the Mine Safety and Health Administration’s final report on the Upper Big Branch mine tragedy. Alpha is conducting its own independent review of the mine explosion and will consider MSHA’s findings and the findings of other reports in its review.

Since acquiring Massey Energy and its properties this past June, Alpha has undertaken numerous activities that reinforce a commitment to safety and doing what is right.

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Alpha has implemented its behavior-based safety culture and accompanying training program, known as “Running Right,” to all of the former Massey operations. Massey’s work force of over 7,000 people has been trained in the Running Right safety process. The Running Right process is built on transparency and empowering employees to make safety and workplace improvements. Employees are encouraged to speak up by submitting suggestions and then participating in developing and implementing action plans. In the first four months after acquiring Massey, Alpha devoted over 60,000 hours of training to this effort, and safety performance has improved as a result of miners contributing to the Running Right process.

Alpha has begun a second phase of training specifically targeting those with supervisory responsibilities, focused on two fronts: Running Right leadership and safety compliance.   Since June 1, 450 supervisors have completed leadership training and more than 1,000 certified mine examiners have completed safety skills training and extensive safety compliance training.

Alpha has also conducted emergency response training for mine foremen, superintendents, safety staff and management in all its business units.

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Alpha has devoted considerable resources to review mine plans at all the former Massey operations. Those reviews have included ventilation surveys and modeling at underground mine sites, as well as analysis of geological, structural and roof support.  To help expedite this work, the company has hired additional technical services professionals and additional safety specialists.

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Alpha has hired a team of external experts, including specialists in mine accident investigations, to conduct an independent review of the UBB accident. This team has commenced its investigation and is following a comprehensive work plan including a review of all published reports on the accident. Alpha hopes that all of the previously completed reports and the review will help the mining industry learn as much as possible from the UBB accident.

Alpha is dedicated to being a safe and responsible operator. Through our Running Right process we give every employee a voice in safety and the ability to drive significant improvements.  We believe empowering employees closest to the work and giving them the opportunity and resources to make safety improvements is the most effective way to develop a sustainably safe work site.

About Alpha Natural Resources

Alpha Natural Resources (NYSE: ANR) is a leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The company, through its affiliates, employs approximately 14,000 people and operates approximately 150 mines and 35 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the company’s website at www.alphanr.com.

Forward-Looking Statements
Statements in this press release which are not statements of historical fact are “forward-looking statements” within the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance. Many factors could cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking-statements. These factors are discussed in detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other filings with the SEC. We make forward-looking statements based on currently available information, and we assume no obligation to update the statements made today or contained in our Annual Report or other filings due to changes in underlying factors, new information, future developments, or otherwise, except as required by law.

Media Contact

Ted Pile
Tel. 276-623-2920
Email: tpile@alphanr.com

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